PRICING SUPPLEMENT NO. 35                   REGISTRATION STATEMENT NO. 333-30928
DATED JUNE 06, 2001                             FILED PURSUANT TO RULE 424(b)(2)
(TO PROSPECTUS SUPPLEMENT
DATED MARCH 15, 2000 AND PROSPECTUS
DATED MARCH 6, 2000)

                     Credit Suisse First Boston (USA), Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES", WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

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

Agent:    Credit Suisse First Boston Corporation

Principal Amount:                  USD 110MM                   Optional Conversion:              N/A

Price To Public:                     100.00%                   Optional Repayment Date:          Non-Call/Life
Underwriting Discount:                 N/A
Percentage To Issuer:                100.00%                   Business Day Jurisdiction:        New York

Settlement Date                    June 06, 2001               Initial Redemption                N/A
(Original Issue Date):                                         Percentage:

Specified Currency:                US Dollar                   Initial Redemption Date:          N/A

Authorized Denomination:           $1,000                      Annual Redemption                 N/A
                                                               Percentage Reduction:

Maturity Date:                     December 06, 2002           Book Entry Note or                B/E
                                                               Certificated Note:

Interest Rate:                     Three month Libor + 15
                                   basis points

Index                              USD Libor 11:00 am
                                   London time published by
                                   the British Bankers
                                   Asociation on Telerate
                                   page 3750 two days prior
                                   to the beginning of each
                                   reset date.

Spread to Index                    +15 basis points

First Coupon:                      TBD

Interest Payment Date:             Quarterly, the 06th of      Total Amount of OID:              N/A
                                   March, June, September
                                   and December. Subject to
                                   modified following
                                   business day convention.

Interest Determination Date:       Quarterly, the 06th of      Day Count:                        Act/360
                                   March, June, September
                                   and December. Subject to
                                   modified following
                                   business day convention.

First Interest Payment Date:       September 06, 2001          CUSIP:                            22541FAV8

Settlement:                        DTC#: 355
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                           CREDIT SUISSE FIRST BOSTON

                     CREDIT SUISSE FIRST BOSTON (USA), INC.

         We are a leading global integrated investment bank serving institutional, corporate, government and individual clients. We provide our clients with a broad range of products and services, including securities underwriting, sales and trading, investment banking, financial advisory services, private equity and related merchant banking investments, investment research, full service brokerage services, correspondent financial services, online interactive brokerage services, and derivative and risk management products.

         We are the product of a recent business combination. On November 3, 2000, Credit Suisse Group ("CSG") acquired Donaldson, Lufkin & Jenrette, Inc. ("DLJ"). CSG is a global financial services company, providing a comprehensive range of insurance, banking and investment banking products in Switzerland and abroad. Credit Suisse First Boston Corporation ("CSFB Corp."), CSG's principal U.S. registered broker-dealer subsidiary, became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit ("CSFB") of Credit Suisse First Boston, a Swiss bank wholly-owned by CSG. CSFB is a leading global investment banking firm, providing financial advisory and capital-raising services, sales and trading, and financial products for users and suppliers of capital around the world.

         All references in the accompanying Prospectus and Prospectus Supplement to Donaldson, Lufkin & Jenrette, Inc. will now mean Credit Suisse First Boston
(USA), Inc.

                           INCORPORATION BY REFERENCE

         We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         o our Annual Report on Form 10-K for the year ended December 31, 2000; and

         o our Current Reports on Form 8-K filed on February 14, 2001 and March 19, 2001.

         You may request a copy of these filings, at no cost, by writing or telephoning CSFB Corp. at the following address:

                  Credit Suisse First Boston Corporation
                  Eleven Madison Avenue
                  New York, NY  10010
                  Attn:  Investor Marketing
                  Tel:  (212) 325-4713

         We refer you to "Where You Can Find More Information" in the accompanying Prospectus for additional information.

                              PLAN OF DISTRIBUTION

         CSFB Corp. has been added to the distribution agreement dated March 15, 2000 as additional agent. This Pricing Supplement has been prepared for use by CSFB Corp. in connection with offers and sales of the notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. We have been advised by CSFB Corp. that it currently intends to make a market in the notes; however, it is not obligated to do so. Any such market-making may be discontinued at any time, and there is no assurance as to the liquidity of, or trading market for, the notes. CSFB Corp. may act as principal or agent in such transactions. CSFB Corp. is our affiliate. The offering of the notes is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

CAPITALIZED TERMS NOT DEFINED ABOVE HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.




                                      PS-2